Exhibit 99.1
Corporate Contact:
Shaul Menachem
Chief Executive Officer
Limco-Piedmont Inc.
918-445-4300

LIMCO-PIEDMONT INC. REPORTS RECORD RESULTS FOR SECOND QUARTER 2007

•	Revenues Reach 18.0 Million in Second Quarter of 2007 Compared to $13.7 Million in Second Quarter of 2006
•	Record Net Income of $1.6 Million for Second Quarter of 2007

Tulsa, Oklahoma, August 14, 2007 -- Limco-Piedmont Inc. (Nasdaq: LIMC) today announced that revenues for the second quarter of 2007 reached $18.0 million, a 32.2% increase from $13.7 million reported in the second quarter of 2006.

Operating income for the second quarter of 2007 was $2.8 million, a 71.9% increase from $1.6 million in the second quarter of 2006. Net income for the second quarter of 2007 was $1.6 million, or $0.17 per basic and diluted share compared with $933,000 or $0.10 per basic and diluted share in the 2006 second quarter. The per share data does not reflect the Company’s issuance of 4,025,000 shares of common stock in its initial public offering that closed on July 23, 2007 and provided net proceeds of approximately $42 million.

Revenues from MRO services, including OEM sales, increased by $1.3 million, or 11.4% to $12.6 million for the three months ended June 30, 2007 from $11.3 million for the three months ended June 30, 2006. Parts services revenues increased by $3.1 million, or 132.6% to $5.4 million for the three months ended June 30, 2007 from $2.3 million for the three months ended June 30, 2006.

For the first six months of 2007, revenues were $38.3 million, operating income was $5.2 million and net income was $3.0 million or $0.33 per basic and diluted share. This compares with revenues of $25.9 million, operating income of $3.2 million and net income of $1.8 million or $0.21 per basic and diluted share in the first six months of 2006. The per share data does not reflect the Company’s issuance of 4,025,000 shares of common stock in its initial public offering in July 2007.

Shaul Menachem, Chief Executive Officer, commented: “We are gratified that we are able to report record results in our first earnings report as an independent public company. We continued to make strong progress in the second quarter in both of our two operating segments. Looking forward we intend to move ahead with our growth strategy, which includes the expansion of the scope of our MRO services and increasing our international sales. We believe our future prospects are very exciting.”

About Limco -Piedmont Inc.

Limco-Piedmont Inc. provides maintenance, repair and overhaul, or MRO, services and parts supply services to the aerospace industry. Limco-Piedmont’s four Federal Aviation Administration certified repair stations provide aircraft component MRO services for airlines, air cargo carriers, maintenance service centers and the military. Limco-Piedmont specializes in MRO services for components of aircraft, such as heat transfer components, auxiliary power units, propellers, landing gear and pneumatic ducting. In conjunction with Limco-Piedmont’s MRO services, Limco-Piedmont is also an original equipment manufacturer of heat transfer equipment for airplane manufacturers and other related products. Limco-Piedmont’s parts services division offers inventory management and parts services for commercial, regional and charter airlines and business aircraft owners.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the airline industry, changes in demand for our services and products, the timing and amount or cancellation of orders, the price and continuity of supply of component parts used in our operations, and other risks detailed from time to time in Limco-Piedmont’s filings with the Securities Exchange Commission, including its Quarterly Report on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

- TABLES FOLLOW -

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,730	$4,309
Accounts receivables (net of allowance for doubtful accounts of $77 and $245 at June 30, 2007 and December 31, 2006, respectively)	10,658	8,188
Other accounts receivable and prepaid expenses	691	727
Inventories	15,418	14,611

Total current assets	29,497	27,835

Property, Plant and Equipment, Net	2,783	2,920
Intangible Assets, Net	1,919	2,183
Goodwill	4,780	4,780
Other Long-Term Assets	1,373	294
Total Assets	$40,352	$38,012

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Checks issued in excess of bank balance	$395	$-
Current maturities of long-term debt	4,000	4,000
Current maturities of long-term debt, related party	1,000	-
Accounts payables	4,784	6,525
Parent company payables	4,058	3,122
Other accounts payable and accrued expenses	2,613	2,838

Total current liabilities	16,850	16,485

Long-Term Liabilities:
Long-term debt, related party	3,000	4,000
Deferred income taxes	436	436

Total long-term liabilities	3,436	4,436

Total liabilities	20,286	20,921

Commitments and contingencies

Shareholders' Equity:
Common stock, $0.01 par value; 25,000,000 shares authorized, 9,000,000 shares issued and outstanding	90	90
Additional paid-in capital	7,446	7,446
Retained earnings	12,530	9,555

Total shareholders' equity	20,066	17,091
Total liabilities and shareholders' equity	$40,352	$38,012

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue
MRO services	$12,606	$11,315	$25,046	$21,442
Parts services	5,436	2,337	13,209	4,461

Total revenue	18,042	13,652	38,255	25,903

Cost and operating expenses
MRO services	8,519	8,463	16,877	16,134
Parts services	3,790	1,796	10,814	3,363
Selling and marketing	662	560	1,302	1,093
General and administrative	2,132	1,077	3,839	1,875
Amortization of intangibles	118	115	236	227

Operating income	2,821	1,641	5,187	3,211

Other income (expense)
Interest income	217	160	271	197
Interest expense	(384)	(305)	(541)	(484)

Total other income (expense)	(167)	(145)	(270)	(287)

Income before taxes	2,654	1,496	4,917	2,924

Provision for income taxes	1,089	563	1,942	1,085

Net income	$1,565	$933	$2,975	$1,839

Basic and diluted net income per share	0.17	0.10	0.33	0.21

Basic and diluted shares outstanding	9,000	9,000	9,000	9,000

LIMCO-PIEDMONT INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months ended June 30,
	2007	2006

Net cash provided (used) by operating activities	$(681)	$1,379

Cash flows from investing activities:
Purchase of investment and other assets	(68)	(496)
Purchases of property and equipment	(146)	(156)

Net cash used in investing activities	(214)	(652)

Cash flows from financing activities:
Capitalized initial public offering	(1,079)	-
Increase in checks issued in excess of bank balance	395	-
Repayment of long-term loan	-	(1,000)

Net cash used in financing activities	(684)	(1,000)

Decrease in cash and cash equivalents	(1,579)	(273)
Cash and cash equivalents at the beginning of period	4,309	2,259

Cash and cash equivalents at the end of period	$2,730	$1,986

Supplemental disclosure of cash activities:
Cash paid during the period for:
Interest	$500	$351
Income taxes	$1,745	$1,159